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                                                                    Exhibit 21.1


Subsidiaries of Pemstar Inc.:

Subsidiary                                            Country of Incorporation
----------                                            ------------------------

Turtle Mountain Corporation                           United States

Pemstar Luxembourg S.a.r.l.                           The Netherlands

Pemstar Singapore Pte Ltd                             Singapore

Pemstar FSC, Inc.                                     United States

Pemstar Netherlands Holding B.V.                      The Netherlands

Pemstar BV                                            The Netherlands

Pemstar Thailand Limited                              Thailand

Pemstar (Tianjin) Enterprise Ltd.                     China

Pemstar de Mexico, SA de CV                           Mexico

Pemstar Ireland Ltd.                                  Ireland

Pemstar Brasil Ltda.                                  Brazil